Exhibit (a)(8)

LEGG MASON ETF EQUITY TRUST

CERTIFICATE OF AMENDMENT

THIS IS TO CERTIFY THAT:

The Certificate of Trust (the “Certificate”) of Legg Mason ETF Equity Trust, a Maryland statutory trust (the “Trust”), is hereby amended by deleting Article Second of the Certificate in its entirety and substituting the following in lieu thereof:

SECOND:    The name of the statutory trust (the “Trust”) is:

Legg Mason ETF Investment Trust

The undersigned officer of the Trust certifies that she has been authorized by a majority of the Trustees of the Trust to sign this Certificate of Amendment on behalf of the Trust, and further acknowledges under penalties for perjury that, to the best of her knowledge and belief, the facts stated herein are true.

IN WITNESS WHEREOF, the undersigned officer of the Trust has signed this Certificate of Amendment as of this 15th day of February, 2017.

LEGG MASON ETF EQUITY TRUST

/s/ Jane Trust
Jane Trust
President, Chief Executive Officer